Exhibit 99.1


                           MINDEN BANCORP, INC.
                         415 MAIN * P. O. Box 797
                      MINDEN, LOUISIANA  71058-0797
                  _____________________________________
                        318-377-0523   TELEPHONE
                            3118-377-0038 FAX



                              PRESS RELEASE

Release Date:

For Further Information:
April 23, 2003                     A. David Evans, President/CEO
                                   318-377-0523
                                   E-mail-mbldavid@shreve.net

                                        Or

                                   Becky T. Harrell, Treasurer/CFO
                                   318-377-0523
                                   E-mail-mblbecky@shreve.net


             MINDEN BANCORP, INC. ANNOUNCES EARNINGS FOR THE
     1ST QUARTER OF FISCAL 2003, ITS THIRD QUARTER AS A PUBLIC COMPANY

MINDEN, LA. - April 23, 2003-Minden Bancorp, Inc. (NASDAQ OTC BB: MDNB) today reported net income for the quarter ended March 31, 2003, of $246,000 or $.18 per share, as compared to net income of $174,000 for the quarter ended March 31, 2002. The $72,000 or 41.4% increase was primarily due to a $196,000 or 33.2% increase in net interest income to $786,000 for the three months ended March 31, 2003. The increase reflects the substantial increase in the loan portfolio and investment securities, which growth was funded in large part by deposit growth and the net proceeds of the company's public stock offering which was completed on July 2, 2002.

At March 31, 2003, Minden Bancorp, Inc. had total assets of $81.9 million, a 25.7% increase from total assets of 65.2 million at March 31, 2002. The increase primarily reflected the substantial growth of both the loan and the investment securities portfolios. Such growth was funded by increased deposits as well as the proceeds of the company's public stock offering. At March 31, 2003, stockholders' equity amounted to $17.8 million or $12.70 per share compared to 11.4 million at March 31, 2002.

There is no per share data for the 1st quarter period of 2002 because the company's public stock offering conducted in connection with the mutual holding company formation did not occur until July, 2002.



Minden Bancorp, Inc., headquartered in Minden, Louisiana, is the holding company for Minden Building and Loan. The bank is a 92 year old Louisiana-chartered, FDIC-insured thrift serving Minden and the surrounding areas of Northwest Louisiana. The bank offers a wide variety of financial services and products throughout its market area.

The Company's filings with the Securities and Exchange Commission are available electronically on the Internet and can be found at www.sec.gov/edgar/searchedgar/webusers.htm.

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of l995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes to interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission.





















                           MINDEN BANCORP, INC.
                UNAUDITED CONDENSED STATEMENTS OF INCOME
                  (In thousands except per share data)



                                                      Three Months
                                                         Ended
                                                       March 31,
                                               -------------------------
                                                 2003             2002
                                               -------------------------

Interest & Dividend Income                        $1,185          $1,026
Interest Expense                                     399             433
                                               ---------       ---------
Net Interest Income                                  786             590
Provision for Loan Losses                              0               0
Other Operating Income                                61              39
Other Operating Expenses                             465             400
                                               ---------       ---------
Income Before Income Taxes                           382             229
Income Tax Expense                                   136              55
                                               ---------       ---------
Net Income                                          $246            $174
                                               =========       =========


Basic & Diluted Earnings Per Share                 $0.18         N/A (1)

(1) The initial public offering was not completed until July 2, 2002. Accordingly, per share data for the 2002 period is not applicable.












                           MINDEN BANCORP, INC.
                   UNAUDITED SELECTED FINANCIAL DATA
                             (In thousands)


                                              March 31         March 31
                                            -----------------------------
                                                2003             2002
                                            -----------------------------

Total Assets                                     $81,896          $65,171
Cash & Cash Equivalents                            2,196            3,129
Investment Securities                             21,123           15,023
Loans Receivable - Net                            55,027           43,759
Deposits                                          59,238           49,317
Total Borrowings                                   4,000            3,500

Total Stockholders' Equity                        17,831           11,445